Filed pursuant to Rule 424(b)(3)

Registration No. 333-219127

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND

Supplement No. 3, dated September 9, 2022, to the Prospectus (the “Prospectus”) dated January 27, 2022, for

Common Shares of Beneficial Interest

Change in Chief Compliance Officer

On September 8, 2022, the Board of Trustees elected William Renahan to serve as Chief Compliance Officer of the Fund, effective September 9, 2022. Prior to joining Blackstone on May 2, 2022 as a Managing Director, Mr. Renahan had been working in the Investment Management industry for over 25 years. He was previously an associate in the New York office of law firm Battle Fowler LLP (which subsequently merged into Paul Hastings LLP). He also served for approximately 13 years at Legg Mason and predecessor firms as a Managing Director and Senior Counsel. Mr. Renahan’s position immediately prior to joining Blackstone was Senior Managing Director and Chief Compliance Officer of Duff & Phelps Investment Management and its affiliated funds. Mr. Renahan has been an active member of the Investment Company Institute and served as Chairman of the ICI’s Closed-End Fund Committee from 2014–2018. He holds a B.A. from Hobart College, a J.D., cum laude, from Albany Law School (where he was also an editor of the Albany Law Review), and a Master of Laws in Taxation from New York University School of Law. Mr. Renahan was also elected to serve as Chief Compliance Officer of Blackstone Senior Floating Rate Term Fund, Blackstone Long-Short Credit Income Fund, and Blackstone Strategic Credit Fund. In August 2022, Mr. Renahan was also appointed to serve as Chief Compliance Officer of Blackstone Secured Lending Fund, Blackstone Private Credit Fund, and Blackstone Alternative Multi-Strategy Fund.

Mr. Renahan replaces Marisa J. Beeney as the Chief Compliance Officer of the Fund. Ms. Beeney will continue to serve as Chief Legal Officer and Secretary of the Fund.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

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